Exhibit 99.1

Trevi Therapeutics Announces Election of Dominick C. Colangelo to

Board of Directors

Seasoned biopharmaceutical executive with over 20 years of executive leadership and corporate development experience

New Haven, Conn., June 30, 2020 – Trevi Therapeutics, Inc. (“Trevi”), a clinical-stage biopharmaceutical company focused on the development and commercialization of nalbuphine ER to treat serious neurologically mediated conditions, today announced the election of Dominick C. Colangelo to Trevi’s Board of Directors.

Mr. Colangelo joins Trevi’s Board with more than twenty years of executive management and corporate development experience in the biopharmaceutical industry, including nearly a decade with Eli Lilly and Company. He has served as President and Chief Executive Officer of Vericel since 2013. During his career, he has held a variety of executive positions of increasing responsibility in product development, pharmaceutical operations, sales and marketing, and corporate development. He has extensive experience in the acquisition, development, and commercialization of products across a variety of therapeutic areas. During his tenure at Eli Lilly and Company, Nick held positions as Director of Strategy and Business Development for Lilly’s Diabetes Product Group and also served as a founding Managing Director of Lilly Ventures. Nick received his B.S.B.A. in Accounting, Magna Cum Laude, from the State University of New York at Buffalo and a J.D. degree, with Honors, from the Duke University School of Law.

“Nick brings extensive executive leadership and corporate development experience which will be valuable skills for the Trevi Board as we execute our business plans and strategy moving forward,” said Jennifer L. Good, President and Chief Executive Officer.

“I am excited to join Trevi’s Board of Directors, and look forward to leveraging my experience building and growing companies and working with the Company’s highly-experienced Board and strong leadership team at a very exciting time for the Company,” said Mr. Colangelo.

About Trevi Therapeutics, Inc.

Trevi Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of nalbuphine ER to treat serious neurologically mediated conditions. Trevi is currently developing nalbuphine ER for the treatment of chronic pruritus, chronic cough in patients with idiopathic pulmonary fibrosis (IPF) and levodopa-induced dyskinesia (LID) in patients with Parkinson’s disease. These conditions share a common pathophysiology that is mediated through opioid receptors in the central and peripheral nervous systems. Trevi is currently conducting a Phase 2b/3 clinical trial of nalbuphine ER, referred to as the PRISM trial, in patients with severe pruritus associated with prurigo nodularis.

Founded in 2011, Trevi Therapeutics is headquartered in New Haven, CT.

About Nalbuphine ER

Nalbuphine ER is an oral extended release formulation of nalbuphine. Nalbuphine is a mixed K-opioid receptor agonist and µ-opioid receptor antagonist that has been approved and marketed as an injectable for pain indications for more than 20 years in the United States and Europe. The K- and µ-opioid receptors are known to be critical mediators of itch, cough and certain movement disorders. Nalbuphine’s mechanism of action also mitigates the risk of abuse associated with µ-opioid agonists because it antagonizes, or blocks, µ-opioid receptors. Nalbuphine is currently the only opioid approved for marketing that is not classified as a controlled substance in the United States and most of Europe.

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Investor Contact

Chris Seiter, Chief Financial Officer

Trevi Therapeutics, Inc.

203-304-2499

chris.seiter@trevitherapeutics.com

Media contact

Rosalia Scampoli

914-815-1465

rscampoli@marketcompr.com